Exhibit 10.5
TERMINATION OF LEASE
     THIS TERMINATION OF LEASE (this “Termination”) is made as of the 4th day of January, 2007, by and between 7007 Palmetto Investments, LLC, a Florida limited liability company (“Landlord”), and SBS Miami Broadcast Center, Inc., a Delaware corporation (“Tenant”).
RECITALS:
     A. Pursuant to that certain Lease, dated as of October 25, 2006 (the “Lease”), Landlord has leased to Tenant and Tenant has leased from Landlord that property and the improvements situate thereon at 7007 N.W. 77th Avenue, Miami, Florida, together with a parcel of vacant land adjacent to, all as more particularly described in the Lease (the “Premises”).
     B. Landlord and Tenant desire hereby to terminate the Lease upon the terms, covenants, conditions and provisions hereinafter set forth.
     NOW, THEREFORE, in consideration of the sum of TEN & NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Incorporation of Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference, as if set forth in their entirety.
     2. Termination. The parties hereby terminate the Lease as of January 4, 2007 (the “Termination Date”). As of the Termination Date the Lease shall be null and void and of no further force and effect, and neither party shall have any further rights, liabilities or obligation thereunder (except as specified in this Termination Agreement).
     3. Mutual Release. In consideration of the mutual agreements and covenants contained herein, each of Landlord and Tenant mutually release the other from any and all loss, cost, damage, expense, claim or charge, arising out of or in any way connected with the Lease, including, without limitation any default by Tenant under the Lease.
     4. Authority of Tenant. Tenant represents and warrants to Landlord that Tenant has full right, power and authority to execute, deliver and perform this Termination Agreement, that the person executing this Termination Agreement on behalf of Tenant has full right, power and authority to bind Tenant to the terms and conditions of this Termination Agreement and that all necessary corporate action has been taken by Tenant to duly authorize the execution, delivery and performance of this Termination Agreement. The person executing this Termination Agreement on behalf of Tenant represents to Landlord that he or she has full right, power and authority to bind Lessee to the terms and conditions of this Termination Agreement.
     5. Authority of Landlord. Landlord represents and warrants to Tenant that Landlord has full right, power and authority to execute, deliver and perform this Termination Agreement, that the person executing this Termination Agreement on behalf of Landlord has full right, power and authority to bind Landlord to the terms and conditions of this Termination Agreement and that all necessary corporate action has been taken by Landlord to duly authorize the execution, delivery and performance of this Termination Agreement. The person executing this Termination Agreement on behalf of Landlord represents to Tenant that he or she has full right, power and authority to bind Lessor to the terms and conditions of this Termination Agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement on the day and year set forth below.

Signed, sealed and delivered in the
presence of:

Print Name:

Print Name:

Print Name:

Print Name:
LANDLORD:

7007 Palmetto Investments, LLC,
a Florida limited liability company
By: Jose I. Juncadella, P.A., a Florida
professional association, Manager
By: /s/ Jose I. Juncadella

Jose I. Juncadella, President

Dated:	January 4, 2007
TENANT:
SBS Miami Broadcast Center, Inc., a
Delaware corporation
By: /s/ Joseph A. Garcia

Print Name:	Joseph A. Garcia

Its:	EVP/CFO/Secretary

Dated:	January 4, 2007